As filed with the Securities and Exchange Commission on November 30, 2018
Registration No. 333‑
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WALMART INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State of Incorporation)	71-0415188 (I.R.S. Employer Identification No.)
702 Southwest 8th Street Bentonville, Arkansas 72716 (Address of Principal Executive Offices)	72716 (Zip Code)

WALMART INC. STOCK INCENTIVE PLAN OF 2015
(formerly known as the “Wal-Mart Stores, Inc. Stock Incentive Plan of 2015,” the “Wal-Mart Stores, Inc. Stock Incentive Plan of 2010” as amended and restated in 2013, the “Wal-Mart Stores, Inc. Stock Incentive Plan of 2005” and the “Wal-Mart Stores, Inc. Stock Incentive Plan of 1998”)
(Full Title of the Plan)

Jennifer Rudolph, Esq. Senior Associate Counsel, Corporate Walmart Inc. 702 S.W. 8th Street Bentonville, Arkansas 72716 (479) 273-4000	With a copy to: Dudley W. Murrey, Esq. Hunton Andrews Kurth LLP 1445 Ross Avenue, Suite 3700 Dallas, Texas 75202 (214) 659-4530
(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐
Non-Accelerated Filer (Do not check if a smaller reporting company)	☐	Smaller Reporting Company	☐
		Emerging Growth Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.10 par value per share	50,000,000 shares	$94.84	$4,742,000,000.00	$574,430.40
(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)
The Registrant previously filed its Registration Statement on Form S-8 (File No. 333-60329) pursuant to which it originally registered 80,000,000 shares of the common stock, $0.10 par value per share of the Registrant (the “Common Stock”) (before a two-for-one stock split of that common stock as described below), for issuance pursuant to options and other awards granted under the Wal-Mart Stores, Inc. Stock Incentive Plan of 1998. The number of previously registered shares of Common Stock pursuant to such registration statement was increased in accordance with the provisions of Rule 416(a) under the Securities Act of 1933 to 160,000,000 as a result of a two-for-one split of the Registrant’s Common Stock occurring on April 19, 1999 by means of a stock dividend. Effective January 1, 2005, the Wal-Mart Stores, Inc. Stock Incentive Plan of 1998 was amended and restated and renamed the “Wal-Mart Stores, Inc. Stock Incentive Plan of 2005.” Effective June 4, 2010, the Wal-Mart Stores, Inc. Stock Incentive Plan of 2005 was amended and restated and renamed the “Wal-Mart Stores, Inc. Stock Incentive Plan of 2010.” Effective June 5, 2015, the Wal-Mart Stores, Inc. Stock Incentive Plan of

2010, as amended and restated in 2013, was amended and restated and renamed the “Wal‑Mart Stores, Inc. Stock Incentive Plan of 2015.” The shares of Common Stock registered by this registration statement are also in addition to an aggregate of 50,000,000 shares of Common Stock previously registered on Form S-8 (Registration No. 333-128204) filed with respect to the Walmart Inc. Stock Incentive Plan of 2015 under its former title the “Wal-Mart Stores, Inc. Stock Incentive Plan of 2005.” This Registration Statement is being filed to register an additional 50,000,000 shares of Common Stock that may be issued under such Plan. The aggregate number of shares of the Common Stock issuable pursuant to such Plan and registered pursuant to this Registration Statement and the earlier registration statements (including those shares of Common Stock actually issued pursuant to options and awards granted or made under the Plan (as adjusted for the stock split described above)) is 260,000,000 shares of Common Stock.

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act based on the average of the high and low trading prices of a share of Common Stock on the New York Stock Exchange on November 23, 2018.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information required in Part I of Form S-8 will be delivered to participants in the Walmart Inc. Stock Incentive Plan of 2015 as specified by Rule 428(b)(1) under the Securities Act. These documents are not being filed by the registrant with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents have been filed by the registrant with the Commission and are incorporated herein by reference:

(a)
The registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2018 (the “Annual Report”), which contains the registrant’s audited financial statements for the registrant’s last completed fiscal year and which was filed with the Commission on March 30, 2018.

(b)
The registrant’s Quarterly Reports on Form 10-Q for the quarterly period ended April 30, 2018, which was filed with the Commission on June 4, 2018, for the quarterly period ended July 31, 2018, which was filed with the Commission on September 6, 2018, and for the quarterly period ended October 31, 2018, which was filed with the Commission on November 30, 2018.

(c)	The registrant’s Current Reports on Form 8-K and Form 8-K/A filed with the Commission on April 4, 2018, May 11, 2018, June 5, 2018, June 26, 2018, October 26, 2018 and November 13, 2018.

(d)	The registrant’s Proxy Statement included in the Schedule 14A of the registrant filed with the Commission on April 20, 2018.

(e)
As required by Form S-8 of the Commission, the description of the Common Stock, $0.10 par value per share, of the registrant (the “Common Stock”), contained in the registrant’s Registration Statement on Form 8-A filed by the registrant with the Commission on October 26, 1971 to register the class of Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulation of the Commission promulgated thereunder (the “Form 8-A Registration Statement”), including any amendment to such Form 8-A Registration Statement or report filed by the registrant under the Exchange Act and the rules and regulations of the Commission promulgated thereunder for the purpose of updating such description in the Form 8-A Registration Statement (Commission File 001-6991).

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of Common Stock offered under this registration statement have been sold or which deregisters all of such shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that the statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, or in any document forming any part of the Section 10(a) prospectus to be delivered to participants in connection herewith, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
To ensure that an appropriate and current description of the Common Stock is including in this registration statement and to amend and update the description of the class of the Common Stock set forth in the Form 8-A Registration Statement as amended and updated to date, the registrant has attached hereto as Exhibit 99.1 a description of the Common Stock, which description is incorporated by reference in this registration statement as if set forth in full herein.

Item 4.    Description of Securities.
Not Applicable.
Item 5.    Interests of Named Experts and Counsel.
Not Applicable.
Item 6.    Indemnification of Directors and Officers.
The Amended and Restated Bylaws of the registrant provide that the registrant shall indemnify any person made or threatened to be made a party to any threatened, pending or completed action, lawsuit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the registrant (or is or was serving at the request of the registrant as a director or officer for another entity) to the full extent it has the power to do so under the Delaware General Corporation Law and other applicable law, except that the registrant need not indemnify any such person in connection with a proceeding initiated against the registrant by that person unless the proceeding was authorized by the registrant’s board of directors. The Amended and Restated Bylaws further provide that the registrant may indemnify, to the full extent it has the power to do so under the Delaware General Corporation Law and other applicable law, any person made or threatened to be made a party to any proceeding by reason of the fact that such person is or was an associate or agent of the registrant (or is or was serving at the request of the registrant as an employee or agent of another entity).
Pursuant to Section 145 of the Delaware General Corporation Law, among other things, the registrant has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant) by reason of the fact that the person is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. This power to indemnify applies only if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
This power to indemnify applies to actions or suits brought by or in the right of the registrant to procure a judgment in its favor as well, but only to the extent of expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the registrant, and, with the further limitation that in such actions or suits no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the registrant, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
To the extent that a present or former director or officer of the registrant is successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter of the type described in the two preceding paragraphs, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
The Restated Certificate of Incorporation of the registrant, as amended to date, provides that, to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the registrant shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. The Delaware General Corporation Law permits Delaware corporations to include in their certificates of incorporation a provision eliminating or limiting director liability for monetary damages arising from breaches of their fiduciary duty. The only limitations imposed under the statute are that the provision may not eliminate or limit a director’s liability (i) for breaches of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or known violations of law, (iii) for the payment of unlawful dividends or unlawful stock purchases or redemptions or (iv) for transactions in which the director received an improper personal benefit.
The registrant is insured against liabilities that it may incur by reason of its indemnification of officers and directors in accordance with its Amended and Restated Bylaws. In addition, the directors and officers of the registrant are insured, at the expense of the registrant, against certain liabilities that might arise out of their employment and are not subject to indemnification under its Amended and Restated Bylaws.
The foregoing summaries are necessarily subject to the complete texts of Section 145 of the Delaware General Corporation Law, the Restated Certificate of Incorporation, as amended, of the registrant and the Amended and Restated Bylaws of the registrant referred to above and are qualified in their entirety by reference thereto.
Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.

4.1
Restated Certificate of Incorporation of the Company dated February 1, 2018 is incorporated herein by reference to Exhibit 3.1 to the Report on Form 8-K that the Company filed with the Commission on February 1, 2018 (File No. 001-06991)

4.2
Amended and Restated Bylaws of the Company are incorporated herein by reference to Exhibit 3.2 to the Report on Form 8-K that the Company filed with the Commission on February 1, 2018 (File No. 001-06991)

+5.1	Opinion of Hunton Andrews Kurth LLP

+23.1	Consent of Ernst & Young LLP

23.2	Consent of Hunton Andrews Kurth LLP (contained in Exhibit 5.1 hereto)

24.1	Power of Attorney (contained on the signature page of this Registration Statement)

+99.1	Description of the Common Stock of Walmart Inc.

+Filed herewith
Item 9.    Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bentonville, State of Arkansas, on November 30, 2018.

WALMART INC.

By:	/s/ C. Douglas McMillon
Name:	C. Douglas McMillon
Title:	President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints C. Douglas McMillon, M. Brett Biggs and Rachel Brand, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on the 30th day of November, 2018.

Signature	Title

/s/ Gregory B. Penner
Gregory B. Penner	Chairman of the Board of Directors and Director

/s/ C. Douglas McMillon	President, Chief Executive Officer and Director
C. Douglas McMillon	(Principal Executive Officer)

/s/ M. Brett Biggs	Executive Vice President and Chief Financial
M. Brett Biggs	Officer (Principal Financial Officer)

/s/ David M. Chojnowski	Senior Vice President and Controller
David M. Chojnowski	(Principal Accounting Officer)

/s/ Stephen J. Easterbrook
Stephen J. Easterbrook	Director

/s/ Timothy P. Flynn
Timothy P. Flynn	Director

/s/ Sarah J. Friar
Sarah J. Friar	Director

/s/ Carla A. Harris
Carla A. Harris	Director

/s/ Thomas W. Horton
Thomas W. Horton	Director

/s/ Marissa A. Mayer
Marissa A. Mayer	Director

Signature	Title

/s/ Steven S Reinemund
Steven S Reinemund	Director

/s/ S. Robson Walton
S. Robson Walton	Director

/s/ Steuart L. Walton
Steuart L. Walton	Director

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
4.1
Restated Certificate of Incorporation of the Company dated February 1, 2018 is incorporated herein by reference to Exhibit 3.1 to the Report on Form 8-K that the Company filed with the Commission on February 1, 2018 (File No. 001-06991)

4.2
Amended and Restated Bylaws of the Company are incorporated herein by reference to Exhibit 3.2 to the Report on Form 8-K that the Company filed with the Commission on February 1, 2018 (File No. 001-06991)

+5.1	Opinion of Hunton Andrews Kurth LLP
+23.1	Consent of Ernst & Young LLP
23.2	Consent of Hunton Andrews Kurth LLP (contained in Exhibit 5.1 hereto)
24.1	Power of Attorney (contained on the Signature Page of this Registration Statement)
+99.1	Description of the Common Stock of Walmart Inc.

+Filed herewith